Exhibit 99.3

Twelve Months Ended September 30, 2003
Pro Forma
Statements of Operations Data:	(in thousands)
Net revenue	$341,962
Gross profit	144,823
Operating income	26,730
Interest expense	16,333
Income from continuing operations	14,044
Net income	14,044
Other Financial Data:
Segment revenues:
Consumer Products	$214,627
Profession Diagnostic Products	127,335
EBITDA (a)	51,675

(a)	EBITDA represents income from continuing operations before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company believes that it is a useful indicator of its performance and ability to meet debt service and capital expenditure requirements. Company management believes that EBITDA is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard financial measurements under accounting principles generally accepted in the United States, or GAAP. Management internally evaluates the performance of its businesses using EBITDA measures. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or net income, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, accordingly, comparability may be limited.

Set forth in the table below is a reconciliation of (loss) income from continuing operations to EBITDA:

	Year Ended December 31, Pro Forma 2002	Nine Months Ended September 30,			Twelve Months Ended September 30, 2003
		2002	2003	Pro Forma 2003	Pro Forma
			(in thousands)
Reconciliation of (loss) income from continuing operations to EBITDA:
(Loss) income from continuing operations	$(12,913)	$(20,856)	$9,262	$12,049	$14,044
Interest, net	21,274	8,375	5,921	8,886	15,231
Income taxes	5,107	1,827	2,019	3,506	4,813
Depreciation and amortization	16,547	7,110	10,930	13,512	17,587

EBITDA	$30,015	$(3,544)	$28,132	$37,953	$51,675

(Loss) income from continuing operations includes the following non-cash or unusual items. No adjustment to EBITDA has been made for these items:

	Year Ended December 31, Pro Forma 2002	Nine Months Ended September 30,			Twelve Months Ended September 30, 2003
		2002	2003	Pro Forma 2003	Pro Forma
			(in thousands)
Non-cash stock-based compensation	$10,625	$10,169	$66	$66	$522
Settlement with Unilever	—	—	(3,803)	(3,803)	(3,803)
Impairment of intangible assets	12,682	12,682	—	—	—
Gain from repurchase of beneficial conversion feature	(9,600)	(9,600)	—	—	—

Total	$13,707	$13,251	$(3,737)	$(3,737)	$(3,281)